Exhibit 99.1



NEWS RELEASE


FOR IMMEDIATE RELEASE
TUESDAY, APRIL 22, 2003

Contact:   Raymond S. Stolarczyk or Thomas E. Bentel or Elizabeth A. Doolan
           Chairman & CEO           President & COO     Sr. Vice President & CFO
           773.736.4414

                       FIDELITY BANCORP REPORTS
              SECOND QUARTER EPS OF $1.41 AND SIX MONTHS EPS OF $2.00


CHICAGO, April 22, 2003 Fidelity Bancorp, Inc. (Nasdaq:FBCI), the parent company of Fidelity Federal Savings Bank, today reported fiscal second quarter earnings of $1.41 per diluted share for the period ended March 31, 2003. The company also announced its board of directors declared a quarterly dividend of $0.10 per share, payable May 15, 2003 to stockholders of record as of April 30, 2003.

Earnings per diluted share for the quarter ended March 31, 2003 were up $0.82 per share, or 139%, from $0.59 per share for the same period in 2002. Net income for the quarter ended March 31, 2003 was $4.6 million, compared with $1.9 million for the same quarter in 2002, up 145%. Earnings per share and net income for the quarter were up from the previous year's results primarily due to a $3.3 million pre-tax recovery of an investment that had previously been charged off. The amount of the recovery represented a payment equal to 110% of the original amount invested by the company; after taxes, it totaled approximately $2.7 million as a result of using available capital loss carry forwards.

For the first six months of the fiscal year, earnings per diluted share were $2.00, up $0.80 per share from $1.20 per diluted share in the first six months of 2002. Net income for the first six months of 2003 was $6.5 million, up 70% from the net income reported for the same period in 2002. Increases in earnings per share and net income in the first half of the year were also primarily due to the recovery mentioned above.

"Obviously we were delighted with the recovery of the Reliance Acceptance Group investment," said Raymond S. Stolarczyk, chairman and chief executive officer. "Over a five-year period we actively sought recovery of the full amount, and our persistence was rewarded with a full recovery, plus 10%."

The company's net interest margin declined to 2.85% for the six months ended March 31, 2003 from 3.15% for the same period in 2002. Net interest income, after provision for loan losses, was $9.8 million for the six months ended March 31, 2003, down 2% or $178,000 from $10.0 million in 2002. A decline in interest expense helped stabilize net interest income. Total interest expense was $9.6 million for the six months ended March 31, 2003, down 20% from $12.0 million for the same period in 2002.

Interest expense on borrowed funds declined 17%, to $3.9 million for the six months ended March 31, 2003, from $4.6 million in 2002. Borrowed funds increased by 7% to $194.0 million at March 31, 2003, compared with $180.6 million at September 30, 2002.

For the six months ended March 31, 2003, interest expense on deposits was $5.8 million, down $1.6 million or 21% from $7.4 million in 2002. Lower rates on deposits in general and reduced rates paid on certificates of deposit contributed to the decrease in deposit interest expense.

With continued volatility in the stock market, customers continued to seek the security of Federally insured deposits. As a result, deposits increased to $458.3 million at March 31, 2003, from $434.1 million at September 30, 2002, an increase of $24.2 million or 6%.

The low interest rate environment and ongoing mortgage refinance market had a negative effect on interest income. Total interest income was $19.6 million for the six months ended March 31, 2003, compared with $22.2 million for the same period in 2002, down $2.6 million or 12%. Interest income from loans receivable and mortgage-backed securities was $17.9 million for the six months ended March 31, 2003, compared with $20.2 million in 2002. In order to combat lower yields that have resulted from the current refinance market, management has continued to take advantage of market opportunities, engaging in the sale of mortgage-backed securities when yields are deemed appropriate.

"Over the past several quarters, we have used securities sales to counteract the effect of current repayment speeds," said Stolarczyk. "This has been highly effective in the preservation of income from earning assets."

Loan repayments totaled $98.7 million for the six months ended March 31, 2003, compared with $92.9 million for the same period in 2002. Demand for higher-yielding multi-family mortgages was strong, but did not offset loan repayments. New loans closed, including multi-family and commercial mortgages and loans secured by commercial leases, totaled $57.2 million for the six months ended March 31, 2003. Net loans receivable at March 31, 2003 were $380.9 million, down $33.8 million or 8%, from $414.7 million at September 30, 2002.

Non-interest income was $4.9 million for the six-month period ended March 31, 2003 compared with $1.7 million in the year earlier period. Included in the increase was the $3.3 million recovery on a previously charged-off investment. For the six months ended March 31, 2003, the gain on sales of loans and securities totaled $815,000, compared with $961,000 for the same period in 2002. Insurance and annuity commissions totaled $426,000 for the first six months of 2003, essentially unchanged from $430,000 in 2002.

Non-interest expense was $5.3 million for the six months ended March 31, 2003, compared with $5.6 million for the same period in 2002, down 4%. The ratio of operating expenses to average assets improved to 1.50% for the six months ended March 31, 2003, compared with 1.68% in 2002.

The company's asset quality remained excellent. At March 31, 2003, the company's ratio of non-performing assets to total assets was 0.37%, compared with 0.39% at September 30, 2002.


Book value per share at March 31, 2003 was $19.50, compared with $18.17 at September 30, 2002. The company also saw a significant improvement in return on equity, as well as certain other measures. The company's return on average equity increased to 22.1% for the six months ended March 31, 2003, compared with 15.1% for the same period ended March 31, 2002.

On December 17, 2002 Fidelity Bancorp, Inc. announced it has agreed to be acquired by MAF Bancorp, Inc. (Nasdaq:MAFB) in an all-stock transaction. Subject to regulatory approval and the approval of Fidelity shareholders, the transaction is expected to close in mid-2003.

Fidelity Bancorp, Inc. is the holding company for Fidelity Federal Savings Bank, which provides retail banking services through five full-service locations in Chicago, Franklin Park and Schaumburg. Established in 1906 and headquartered in northwest Chicago, the bank is primarily in the business of attracting retail deposits from the general public and investing those funds in mortgages and consumer loans. The bank also provides investments that are not FDIC insured through its insurance agency and Invest Financial Corporation. Fidelity's common stock is traded on The Nasdaq Stock Market under the symbol "FBCI."

Fidelity Bancorp Inc.'s news releases are available by mail or fax by contacting the company. News releases are also available on the Internet by visiting www.prnewswire.com and clicking on "Today's News" and then "Company News" from the pull down menu. The company's SEC filings are available electronically on the Internet at www.sec.gov/cgi-bin/srch-edgar?0000912219.

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of terrorist activities and armed conflict; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems;
(vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                   ----- TABLES FOLLOW -----

FIDELITY BANCORP and SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

                                                             March 31,   September 30,
ASSETS                                                         2003           2002
                                                            (unaudited)
                                                              -------       --------

Cash and due from banks                                    $    4,291         3,828
Interest-earning deposits                                         656         1,045
Federal funds sold                                                100           100
                                                              -------       --------
Cash and cash equivalents                                       5,047         4,973

FHLB of Chicago stock, at cost                                 33,273        31,972
Mortgage-backed securities available for sale                 271,634       216,505
Securities available for sale                                  22,932        22,396
Loans held for sale                                                82            83
Loans receivable, net of allowance for loan losses of $2,015
  at March 31, 2003 and $1,826 at September 30, 2002          380,929       414,685
Accrued interest receivable                                     3,320         3,637
Premises and equipment                                          3,490         3,410
Due from broker                                                 1,079           -
Other assets                                                    1,413         1,254
                                                              -------       -------
                                                            $ 723,199       698,915
                                                              =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Deposits                                                      458,325       434,134
Borrowed funds                                                194,000       180,650
Advance payments by borrowers for taxes and insurance           2,161         6,158
Due to broker                                                     -          13,169
Other liabilities                                               7,098         8,813
                                                              -------       -------
Total liabilities                                             661,584       642,924

STOCKHOLDERS' EQUITY
Preferred stock                                                   -             -
Common stock                                                       57            57
Additional paid-in capital                                     38,122        38,410
Retained earnings, substantially restricted                    53,739        47,864
Treasury stock                                                (30,328)      (30,932)
Common stock acquired by Bank Recognition and Retention Plans    (127)         (149)
Accumulated other comprehensive income                            152           741
                                                              -------       -------
TOTAL STOCKHOLDERS' EQUITY                                     61,615        55,991
                                                              -------       -------

                                                           $  723,199       698,915
                                                              =======       =======

FIDELITY BANCORP and SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

                                              Three Months ended      Six Months ended
                                                  March 31,              March 31,
                                              2003        2002         2003      2002
                                            --------------------     -----------------
                                                             (unaudited)

Interest Income:
  Loans receivable                          $ 6,662      7,794      13,639    16,064
  Securities                                    801      1,088       1,683     2,004
  Mortgage-backed securities                  2,286      1,950       4,303     4,145
  Other interest income                           4          8          10        18
                                             ------     ------      ------    ------
                                              9,753     10,840      19,635    22,231
Interest Expense:
  Deposits                                    2,850      3,537       5,780     7,359
  Borrowed funds                              1,898      2,110       3,868     4,645
                                             ------     ------      ------    ------
                                              4,748      5,647       9,648    12,004

Net interest income before provision
  for loan losses                             5,005      5,193       9,987    10,227
Provision for loan losses                        94        110         188       250
                                             ------     ------      ------    ------
Net interest income after provision
  for loan losses                             4,911      5,083       9,799     9,977

Non-Interest Income:
  Fees and commissions                          111        157         264       300
  Insurance and annuity commissions             209        210         426       430
  Gain on sale of securities                    483        223         754       295
  Gain on sale of loans                          18        125          61       666
  Recovery of a previously charged-off
     investment                               3,324         --       3,324        --
  Other                                          20         11          29        20
                                             ------     ------      ------    ------
                                              4,165        726       4,858     1,711
Non-Interest Expense:
  General and administrative expenses:
    Salaries and employee benefits            1,656      1,576       3,196     3,275
    Office occupancy and equipment              401        506         768       876
    Data processing                             122        130         240       262
    Advertising and promotions                  132        156         314       314
    Other                                       431        444         825       856
                                             ------     ------      ------    ------
                                              2,742      2,812       5,343     5,583
                                             ------     ------      ------    ------
Income before income taxes                    6,334      2,997       9,314     6,105
Income tax expense                            1,727      1,119       2,815     2,282
                                             ------     ------      ------    ------
Net income                                  $ 4,607      1,878       6,499     3,823
                                             ======     ======      ======    ======

Earnings per share - basic                  $  1.46       0.61        2.08      1.25
Earnings per share - diluted                $  1.41       0.59        2.00      1.20
                                             ======     ======      ======    ======

FIDELITY BANCORP and SUBSIDIARY
Financial Highlights (unaudited)
Dollars in thousands, except for book value and earnings per share

                                                                  March 31,   September 30,
                                                                    2003          2002
                                                                  --------     ----------

Selected Financial Highlights:

   Total assets                                                  $  723,199      698,915
   Interest-earning assets                                          709,606      686,786
   Loans receivable, net                                            380,929      414,685
   Deposits                                                         458,325      434,134
   Borrowed Funds                                                   194,000      180,650
   Non-performing assets                                              2,672        2,738
   Non-performing loans                                               2,070        2,333
   Allowance for loan losses                                          2,015        1,826
   Stockholders' equity                                              61,615       55,991
   Book value per share                                               19.50        18.17
   Shares outstanding - actual number                             3,159,553    3,081,490

Asset Quality Ratios:

   Non-performing loans to loans receivable, net                       0.54%        0.56%
   Non-performing loans to total assets                                0.29%        0.33%
   Non-performing assets to total assets                               0.37%        0.39%
   Allowance for loan losses to total non-performing loans            97.34%       78.27%
   Allowance for loan losses to loans receivable, net                  0.53%        0.44%

------------------------------------------------------------------------------

                                                 Three Months ended      Six Months ended
                                                     March 31,              March 31,
                                                 2003        2002         2003      2002
                                               --------------------     -----------------
Selected Operating Activities (annualized):

   Return on average assets                       2.53%     1.14%        1.82%     1.15%
   Return on average equity                      29.94%    14.90%       22.10%    15.14%
   Net interest rate spread during period         2.50%     2.85%        2.54%     2.75%
   Net interest margin                            2.80%     3.23%        2.85%     3.15%
   Net interest income to non-interest expense  182.53%   184.67%      186.92%   183.18%
   Operating expenses to average assets           1.51%     1.71%        1.50%     1.68%
   Basic earnings per share                     $ 1.46    $ 0.61       $ 2.08    $ 1.25
   Diluted earnings per share                   $ 1.41    $ 0.59       $ 2.00    $ 1.20
